Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan of our report dated April 10, 2020, except for the subsequent event discussed in Note 2 to the financial statements, as to which the date is May 8, 2020, with respect to the combined financial statements of Mafco Worldwide & Merisant, the Licorice and Sweetener Businesses of Flavors Holdings Inc.

/s/ Ernst & Young LLP

New York, New York

September 11, 2020